Exhibit 99.1
MRV RECEIVES ANTICIPATED NASDAQ STAFF DETERMINATION LETTER
CHATSWORTH, CA — January 7, 2009 — MRV COMMUNICATIONS, INC. (Nasdaq: MRVC), announced that, as anticipated, on January 2, 2009 it received an Additional Staff Determination letter from The Nasdaq Stock Market stating that MRV is not in compliance with Nasdaq’s Marketplace Rules 4350(e) and 4350(g) (supplemented by Nasdaq IM-4350-8) because the company did not solicit proxies and hold an annual meeting for its fiscal year ended December 31, 2007 on or before the required deadline December 31, 2008 and that such noncompliance serves as an additional basis for delisting MRV’s common stock from Nasdaq.
As previously announced on August 14, 2008 and November 17, 2008, MRV received Nasdaq Staff Determination letters stating that the company was not in compliance with Nasdaq’s Marketplace Rule 4310(c)(14) because it did not file its Quarterly Reports on Form 10-Q for the quarter ended June 30, 2008 and September 30, 2008 by the required deadlines. The delays in filing these reports and in soliciting proxies and holding an annual meeting for 2007 resulted from the previously announced and pending restatement of MRV’s financial statements related to its accounting for stock options and to earn-outs and profit sharing in certain European subsidiaries.
As previously announced, in response to the August 14, 2008 Nasdaq-Staff Determination Letter, MRV initiated an appeal process and requested a hearing before the Nasdaq Listing Qualifications Panel (Panel), which was held on October 16, 2008. As a result of the hearing, on November 10, 2008, Nasdaq notified MRV that the Panel had granted MRV until February 10, 2009 to file its delinquent Quarterly Report on Form 10-Q for the quarter ended June 30, 2008. Subsequently, MRV has presented its views to the Panel with respect to the delay in filing its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, advising that the filing delay resulted from the same issues that prevented the timely filing of its Form 10-Q for the prior quarter and requested that the relief from the Nasdaq listing requirements granted in the Panel’s decision dated November 10, 2008 be expanded to include the company’s third quarter 10-Q.
Similarly, MRV plans to present its views to the Panel and request relief from the Nasdaq listing requirement with respect to the delay that is the subject of the Additional Staff Determination it received on January 2, 2009.
The failure by the company to remedy the deficiencies stated in the Nasdaq staff determination letter of August 14, 2008 and the Additional Staff Letters of November 17, 2008 and January 2, 2009 by any deadline specified by Nasdaq would result in the delisting of MRV’s common stock from The Nasdaq Stock Market. MRV is working diligently to complete all necessary filings and to be in a position to solicit proxies and hold an annual meeting in order to demonstrate compliance with the applicable requirements for continued listing on Nasdaq. However, there can be no assurance that the Panel will expand its November 10, 2008 decision to include relief for MRV’s inability to solicit proxies and hold an annual meeting, or that Nasdaq will grant the company the further extension that MRV currently expects it will need to regain compliance with the Nasdaq listing requirements.
About MRV Communications, Inc. MRV Communications, Inc. (“MRV”) is a leading provider of network equipment and services, and optical components. MRV’s network equipment business provides equipment used by commercial customers, governments and telecommunications service providers, and includes switches, routers, physical layer products and out-of-band management products as well as specialized networking products for aerospace, defense and other applications including voice and cellular communication. MRV markets and sells its products worldwide through a variety of channels, including a dedicated direct sales force, manufacturers’ representatives, value-added-resellers, distributors and systems integrators. MRV also has operations in Europe that provide network system design, integration and distribution services that include products manufactured by third-party vendors, as well as internally developed and manufactured products. The company’s optical components business, operating under the Source Photonics brand, includes Source Photonics, Inc. and Fiberxon, Inc., both wholly owned subsidiaries of MRV. Publicly traded since 1992, MRV is listed on the NASDAQ Global Market under the symbol MRVC. For more information about MRV and its products, please call (818) 773-0900 or visit www.mrv.com and www.sourcephotonics.com.

Investor Relations	The Blueshirt Group for MRV
MRV Communications, Inc.	Maria Riley
(818) 886-MRVC (6782)	maria@blueshirtgroup.com
ir@mrv.com	(415) 217-2631

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